Exhibit 99.1

PondelWilkinson Inc.

21700 Oxnard Street, Suite 1840

Woodland Hills, CA 90067

Investor Relations Strategic Public Relations	T F W	(310) 279 5980 (310) 279 5988 www.pondel.com

NEWS RELEASE	CONTACTS:	Rodney C. Sacks Chairman and Chief Executive Officer (951) 739-6200 Hilton H. Schlosberg Vice Chairman (951) 739-6200 Roger S. Pondel / Judy Lin Sfetcu PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE BOARD AUTHORIZES

NEW $500 MILLION SHARE REPURCHASE PROGRAM

Corona, CA— May 30, 2018 — Monster Beverage Corporation (NASDAQ:MNST) today announced that its Board of Directors has authorized a new share repurchase program for the repurchase of up to $500 million of the Company’s outstanding common stock. There is no availability remaining under the previously authorized $250 million share repurchase program. The Company expects the share repurchases to be made from time to time in the open market or through privately negotiated transactions, or otherwise, subject to applicable laws, regulations and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and share repurchases may be suspended or discontinued at any time.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX™ maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster™ espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® energy shakes, Übermonster® energy drinks, Monster Hydro® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks and Mutant® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

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Monster Beverage Corporation

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Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect our operating results, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q. The Company’s actual results could differ materially from those contained in the forward-looking statements, including with respect to the repurchase program. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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